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                                                                   EXHIBIT 99.1






                             [NEOSTAR LETTERHEAD]





FOR IMMEDIATE RELEASE

FOR:      NEOSTAR RETAIL GROUP, INC.
Contact:  Paul R. Streiber    817/424-2186


           NEOSTAR RETAIL GROUP IN DISCUSSIONS TO RECEIVE FINANCING

                       --------------------------------

        DALLAS, TX, NOVEMBER 5, 1996 -- NeoStar Retail Group, Inc. (NASDAQ:NEOSQ), parent company of Babbage's and Software Etc., reported that the Company is currently engaged in discussions with Leonard Riggio, a director and stockholder of NeoStar, concerning possible financial support, such as a subordinated debtor-in-possession ("DIP") financing or a credit enhancement arrangement.

        NeoStar also said that Riggio is having discussions with the Company's DIP lenders and major vendors to determine if such a transaction is feasible. NeoStar said that until Riggio satisfactorily completes his legal review and discussions with lenders and vendors, there can be no assurance that a financing transaction will be consummated.

        Separately, NeoStar's Chairman, Thomas G. Plaskett, reported that the Company has been required to use its cash resources at a more rapid rate than anticipated when it commenced its Chapter 11 bankruptcy case because it has been unable to achieve sufficient levels of trade credit on satisfactory terms.

        Plaskett said that even though the consumer software retailer had obtained a $70 million DIP financing, its suppliers have not provided trade credit at levels necessary to ensure an adequate mix of inventory in advance of the holiday selling season. He also said that the shortfall in trade credit had resulted in an event of default under the terms of the DIP financing, and that NeoStar is in discussions with its lenders concerning the default.


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        NeoStar filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in Federal Bankruptcy Court in Dallas on September 16, 1996.

        NeoStar Retail Group is the nation's leading chain of consumer software specialty stores. The Company employs over 5,000 people and operates over 650 stores in 49 states, the District of Columbia, Puerto Rico, and Canada primarily under the names Software Etc. and Babbage's. Virtually all of the Company's stores are located in major regional shopping malls.

        "THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future operating results, the financial condition of the Company, bankruptcy court approval of those actions requiring such approval, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.






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